Exhibit 99.1

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL TO OFFER SENIOR NOTES

CINCINNATI – June 15, 2005 — Chiquita Brands International, Inc. (NYSE: CQB) announced today that it is planning to offer $225 million aggregate principal amount of Senior Notes due 2015, subject to market and other customary conditions. The company intends to use the net proceeds from this offering, together with available cash and borrowings under a new senior secured credit facility, to fund its previously announced acquisition of the Fresh Express unit of Performance Food Group, which is expected to close in the second quarter 2005.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products.

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Chiquita Brands International

Senior Notes Offering

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the company’s ability to successfully consummate its acquisition of Fresh Express and integrate its operations with the company’s; the terms, timing and/or costs associated with the financing for the Fresh Express acquisition; the continuing availability of financing; and other market and competitive conditions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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